Exhibit 99.2

Tower Group Announces Closing of Merger with Canopius Holdings Bermuda Limited and Trading of Tower Group International, Ltd. Common Shares on March 14, 2013

NEW YORK, March 13, 2013 — Tower Group, Inc. (NASDAQ: TWGP) announced the closing of its merger with Canopius Holdings Bermuda Limited (Canopius Bermuda), which will become effective later today following the close of trading on The NASDAQ Global Select Market (NASDAQ). Upon closing of the merger, Tower will become an indirect wholly-owned subsidiary of Canopius Bermuda, which will change its name effective at the closing to Tower Group International, Ltd. (Tower Ltd.). Under the terms of the merger agreement, Tower stockholders will receive 1.1330 common shares of Tower Ltd. for each outstanding share of Tower common stock held. Tower Ltd. common shares will be listed on NASDAQ under the symbol “TWGP,” which is the same trading symbol as is currently used by Tower, and are expected to begin trading at the market opening on March 14, 2013. It is expected that the opening price of Tower Ltd. common shares, which will have a new CUSIP number of G8988C105, will be based on the closing price of Tower Group, Inc. on March 13, 2013, adjusted to account for the 1.1330 exchange ratio.

Michael H. Lee, President and Chief Executive Officer, said, “After working diligently on the merger with Canopius Bermuda for more than one year, we are very pleased with the successful completion of this transformative and strategically important transaction. We expect this merger to be immediately accretive and to eventually allow us to achieve our long-term ROE target of 13 to 15%. From a strategic standpoint, we believe this merger will position Tower to build a profitable, diversified international specialty business that has the potential to create substantial long-term value for our stockholders. As a result of the merger, we will create an efficient Bermuda-domiciled holding company structure that will combine Tower’s businesses with certain of Canopius’s reinsurance business and give us access to U.S., Bermuda and Lloyd’s markets. Finally, we also want to thank everyone who worked on this transaction, including the bankers and attorneys as well the staff and Board members from Canopius Group Limited and Tower Group.”

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries.

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail, wholesale and program underwriting agents on both an admitted and non-admitted basis. This segment also provides reinsurance, primarily on a quota share basis, to other insurance providers.

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents.

Our Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

For more information visit Tower’s website at http://www.twrgrp.com/

Contact Information:

Bernie Kilkelly

Managing Vice President, Investor Relations

Tower Group, Inc.

212-655-8943

bkilkelly@twrgrp.com